Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185645) of Sagent Pharmaceuticals, Inc.

(2)	Registration Statements (Form S-8 No. 333-175352) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc.

of our reports dated March 7, 2014, with respect to the consolidated financial statements and schedule of Sagent Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Sagent Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Sagent Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ Ernst and Young LLP

Chicago, Illinois

March 7, 2014